Exhibit 99.2
Press Release Dated August 13, 2007

Organetix Enters into Definitive Share Exchange Agreement to Acquire 100% of KidFitness Inc.

New York, N.Y.  (Mon. Aug. 13, 2007)  --  Organetix Inc.  (OTCBB:  OGTX) has today announced the execution of a definitive share exchange agreement ("definitive agreement") to acquire 100% of outstanding shares in New York based media firm KidFitness, Inc. ("KidFitness").  Under terms of this 90 day binding agreement, each common share of KidFitness will be exchanged for securities of Organetix such that KidFitness' current stockholders will own 64.0% of the combined company (on a pre-financing basis).

In addition Organetix anticipates the appointment of new directors and officers following the merger, to gain compliance with Sarbanes-Oxley regulations for major exchanges.  The combined company will be headquartered in East Islip, N.Y., where KidFitness is currently based.  Organetix would have no other business other than the business of KidFitness.

At closing, the Company ("Organetix") expects to change its name to KidFitness, Inc. and request a new trading symbol to better reflect the new direction of the business.  Full details of the above-mentioned definitive agreement shall be disclosed in a Form 8-K, to be filed in compliance with the requirements of such Form.

Commenting on the definitive agreement, Organetix Chief Executive Seth M. Shaw, stated "The signing of this agreement exemplifies the high level of commitment on behalf of both companies to complete the proposed transaction.  I believe that KidFitness' business model holds great potential growth and provides Organetix shareholders with significant upside moving forward.  In addition, I am confident that the closing terms, as defined by the definitive agreement, can be satisfied in a timely manner."

About Organetix Inc.

Organetix Inc. (OTC Bulletin Board: OGTX - News) has defined its short- term strategy as evaluating potential acquisition candidates to both restore and create shareholder value. On August 13, 2007, the Company entered into a binding definitive agreement to acquire 100% of New York based privately held KidFitness, Inc. The Company is currently working towards the successful completion of the transaction with KidFitness, although there are no guarantees a final deal will be consummated.

About KidFitness, Inc.

Founded in 2003, KidFitness, Inc. has developed comprehensive media based programs to assist young children in improving fitness and health. Specifically the Company's exercise programs target a growing national health concern known as Child Obesity. The Company has a multi-year contract with American Public Television, a national program distributor of PBS programming. KidFitness has just completed series 200, which consists of 13 episodes produced in high definition, and is now available in more than 82 million American households.  In addition in July 2007, the Company announced a partnership with The United Way to provide national public school classrooms with a KidFitness 7 minute fitness break to improve the health of students. Please visit the website at www.kidfitnesstv.com<http://www.kidfitnesstv.com/>.

Disclaimer

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumpti ons are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact:
Mr. Seth M. Shaw
Interim President & CEO, Organetix, Inc.
tel.  (917) 796 9926
email:  sethsms47@aol.com

SOURCE:  ORGANETIX, INC.